EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Duff Anderson Solebury Communications Group 678-421-3800 danderson@soleburycomm.com

PRIMEDIA REPORTS FIRST QUARTER 2009 RESULTS

– Announces Regular Quarterly Dividend –

ATLANTA (May 7, 2009) – PRIMEDIA Inc. (NYSE: PRM), a leading provider of print, Internet and mobile solutions to help consumers find a place to live, today reported results for the quarter ended March 31, 2009.

First Quarter Highlights

•	Total Revenue of $68.5 million, representing a $9.0 million decrease compared to first quarter 2008, due to lower New Homes and DistribuTech revenue.
•	Apartments, the Company’s largest division, representing 90% of first quarter advertising revenue, grew revenue slightly on a year-over-year basis.
•	Adjusted EBITDA decreased $1.4 million to $11.5 million; however, Adjusted EBITDA margin increased to 16.8% from 16.6%.
•	Income from Continuing Operations decreased $2.5 million to ($0.3) million, or ($0.01) per common share, primarily due to lower revenue, partially offset by decreased costs.
•	Net Income of $0.4 million, or $0.01 per common share.

Adjusted EBITDA is a non-GAAP financial measure that is described and reconciled to the corresponding GAAP measure in the accompanying Financial Tables.

“We continued to strengthen our competitive positioning and make significant improvements in operating efficiency during challenging economic conditions in the first quarter,” said Charles Stubbs, president and CEO of PRIMEDIA. “Despite this environment, our Apartments businesses produced relatively stable results. However, continued weakness in the residential real estate sales industry put increasing pressure on our New Homes and DistribuTech businesses, which resulted in a decline in total revenue.

“As we discussed on last quarter’s earnings call, we have four strategic objectives that encompass our operational and financial initiatives: (1) growing our audience by strengthening our consumer product offerings; (2) maximizing the connections between our consumers and advertisers; (3) growing our market share and revenue; and (4) streamlining our cost structure.

“To meet these objectives, we have extensively redesigned and re-launched our broad network of websites over the last several months to enhance the consumer experience, which has contributed to a significant increase in Internet leads. We increased our technology investments in search engine optimization and marketing for our Apartments businesses and made significant investments in attracting, training and retaining sales personnel, including enhanced productivity tools.

“We have also applied rigorous financial discipline to all of our operations, particularly the New Homes and DistribuTech businesses, which continue to suffer significant revenue declines, and we remain on plan for meeting our objective of reducing our 2008 operating expense base by at least $15.0 million during 2009. The extent of our improved operating performance is not fully reflected in first quarter results due to timing differences between the impact of our recent investments and the realization of cost savings that are expected to accelerate throughout the balance of the year,” added Mr. Stubbs. “We believe we have a solid financial foundation with resources to support our current growth opportunities and dividend payment capacity in order to enhance shareholder value.

“PRIMEDIA has one simple vision – to be the leading cross-platform provider of content to help consumers find a place to live – and we made further progress toward this goal during the first quarter of 2009,” concluded Mr. Stubbs.

First Quarter Revenue and Operations

Apartments – Apartment Guide, ApartmentGuide.com, Rentals.com and RentalHouses.com

The Apartments division, representing approximately 90% of first quarter 2009 advertising revenue, grew by 0.1% to $52.0 million. Apartment Guide and ApartmentGuide.com increased customer count and grew apartment community listings, while revenue declined 0.1% due to decreased demand for premium supplemental products. Revenue from the Company’s online single-unit real estate rental product line, Rentals.com, increased by 5.2% compared to the first quarter of 2008.

The Company continued to reinforce its commitment to industry-leading innovation with last month’s launch of My.ApartmentGuide.com. Early feedback from client advertisers on this unique ROI-based management tool is that it provides greater transparency and capability to measure the cost-effectiveness and other performance metrics of the rental search and lead-generation process.

During 2009, the Company intends to continue to grow customer count and market share in Apartment Guide, and pursue enhancements to its product portfolio and market segment expansion. The Company also intends to aggressively grow its Rentals.com business by focusing on driving revenue growth and improving site engineering and performance, while increasing traffic. However, the Company currently anticipates that Apartments division revenue for 2009 is likely to be essentially flat to slightly down compared to last year, primarily due to decreased demand for premium supplemental products as clients struggle with the weakened economy.

New Homes – NewHomeGuide.com, AmericanHomeGuides.com

Revenue from New Homes, representing approximately 10% of first quarter 2009 advertising revenue, declined by 48.0% to $6.0 million from $11.6 million in the first quarter of 2008. The residential real estate sales industry continues to suffer through an unprecedented collapse in demand and access to credit markets, which continues to have a significant adverse impact on this business. The revenue decline was primarily due to reductions in the number of new home community listings.

The Company anticipates increasing pressure on this business for the foreseeable future and remains focused on maintaining close relationships with its customers and on continuing to align its cost structure with its business outlook. The Company suspended five publications during the quarter and expects to suspend others in select locations based on local market conditions. In each of these markets where print publications are suspended, the Company continues to focus on its Internet offerings through NewHomeGuide.com and related websites.

DistribuTech

DistribuTech, the Company’s print distribution operation, generated revenue of $10.5 million, compared to $13.9 million in the first quarter 2008, a 25.1% decline. This decline was primarily due to the ongoing impact of lost business from third-party customers, who are scaling back or ceasing to publish resale home and automotive publications or providing an Internet-only product, and a decrease in the average revenue per pocket due to continued decline in demand.

The Company expects further reductions in its DistribuTech operation, and the overall goal is to create a more efficient distribution network that is less dependent on third-party revenue by streamlining the expense structure and optimizing the distribution footprint by eliminating less effective locations.

Other First Quarter Financial Highlights

Operating Expenses

The decrease in Operating Expenses by 11.8% to $57.0 million was driven primarily by reductions in General and Administrative expense and Cost of Sales. This reflects a post-headquarters relocation overhead structure, the reduction of certain professional fees and the initial results of various cost-cutting initiatives, partially offset by an incremental increase in Internet and sales channel expenses of $1.8 million. The total net expense savings from the cost-cutting initiatives are targeted to be at least $15.0 million compared to the 2008 operating expense base and will occur unevenly on a quarterly basis during 2009.

Adjusted EBITDA

Total Adjusted EBITDA decreased 10.8% to $11.5 million from $12.9 million. This decline was driven primarily by a decrease in revenue of $9.0 million and $1.8 million increase in spend for incremental Internet and the sales channel as well as an increase of $0.8 million in the provision for bad debt. This was partially offset by lower non-revenue generating headcount, the completion of the headquarters transition and initiatives to reduce operating expenses. Adjusted EBITDA as a percentage of total net revenue increased to 16.8% from 16.6% in the first quarter of 2008.

Income and Earnings per Share from Continuing Operations

Income from continuing operations decreased to ($0.3) million from $2.2 million in the first quarter of 2008. Earnings per share from continuing operations decreased $0.06 to ($0.01) from $0.05 in the first quarter of 2008. These decreases were primarily due to lower Adjusted EBITDA, as well as an increase in restructuring charges to $4.3 million from $0.5 million in first quarter 2008, partially offset by lower interest expense of $0.8 million and a gain on sale of a cost-method investment of $1.8 million.

Net Income

Net income decreased $13.2 million to $0.4 million, compared to $13.6 million in the first quarter of 2008, primarily due to a tax benefit of $11.3 million in discontinued operations recognized in the first quarter of 2008 and lower Income from Continuing Operations.

Free Cash Flow and Capital Expenditures

Free cash flow was ($5.8) million compared to ($19.5) million for the first quarter of 2008. This change was primarily due to post-Enthusiast Media sale obligations of approximately $14.4 million settled in the first quarter of 2008, partially offset by $5.0 million in settlement of legacy litigation in the first quarter of 2009. The Company invested $2.0 million in capital expenditures compared to $2.8 million in the first quarter of 2008. Free cash flow is a non-GAAP financial measure that is described and reconciled to the corresponding GAAP measure in the accompanying Financial Tables.

Balance Sheet

As of March 31, 2009, the Company’s cash and cash equivalent balance was $14.4 million, versus $7.2 million as of March 31, 2008. The Company had debt, net of cash, of $237.8 million at March 31, 2009, compared to net debt of $244.9 million at March 31, 2008. During the first quarter 2009, the Company repurchased 0.2 million shares of its common stock for approximately $0.4 million.

Dividend

The Board of Directors of the Company has authorized a regular quarterly cash dividend of $0.07 per share of common stock, payable on June 3, 2009, to stockholders of record on May 18, 2009. The Company currently expects to continue to pay a regular quarterly dividend.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 10:00 A.M. Eastern time. The call can be accessed live over the phone by dialing 1-877-941-2927 or for international callers, 1-480-629-9723. The passcode is 4060557. Additionally, a live audio webcast will be available to interested parties for a limited time only at www.primedia.com under the Investor Relations section.

A recorded version will be available after the conference call at 1-800-406-7325 in the U.S. or 1-303-590-3030 if you are outside the U.S. The replay ID is 4060557. The recorded version will be available shortly after the completion of the call until midnight, Eastern time, May 14, 2009.

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About PRIMEDIA Inc.

PRIMEDIA Inc. helps millions of consumers nationwide find a place to live through its innovative print, Internet and mobile solutions. From publishing its flagship advertising-supported Apartment Guide since 1975 to launching industry-leading online real estate destinations such as ApartmentGuide.com, Rentals.com and NewHomeGuide.com, PRIMEDIA continues to simplify the consumer home search and drive leads that result in occupancy for property managers, landlords, new home builders and real estate professionals. For more information, visit www.primedia.com.

Forward-looking Statements

This release contains forward-looking statements as that term is used under the Private Securities Litigation Reform Act of 1995. When used in this release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events, and the Company can give no assurance that they will prove to be correct. These forward-looking statements are subject to risks and uncertainties, including those detailed from time to time in the Company’s filings with the Securities and Exchange Commission, that may cause the Company’s actual results to differ materially from those indicated in these forward-looking statements. Many of these risks and uncertainties are beyond the ability of the Company to control or predict. These potential risks and uncertainties include, among others, general economic trends and conditions and, in particular, related adverse trends and conditions in the apartment leasing and new home sales sectors of the residential real estate industry, as well as changes in technology and competition; the implementation and results of the Company’s ongoing strategic and cost-cutting initiatives; the demand by customers for the Company’s premium services; expenses or adverse results from litigation; increases in fuel and paper costs; and inability to maintain the New York Stock Exchange’s continued listing standards for the Company’s common stock. The Company cautions you not to place undue reliance on these forward-looking statements. All information in this release is as of May 7, 2009. The Company undertakes no duty to update or otherwise revise the information contained in this release.

PRIMEDIA, Apartment Guide, ApartmentGuide.com, My.ApartmentGuide.com, Rentals.com, RentalHouses.com and NewHomeGuide.com are trademarks and/or registered trademarks of PRIMEDIA Inc.

© PRIMEDIA Inc. 2009. All rights reserved.

Financial Tables follow

PRIMEDIA Inc.
Financial Tables (Unaudited)
($ in millions, except per share amounts) (A)

Operational Data (Including Reconciliation of Adjusted EBITDA to Net Income)

	Three Months Ended
	March 31,
	2009		2008

Revenue, Net:
Apartments	$52.0		$52.0
New Homes	6.0		11.6
Total Advertising Revenue	58.0		63.6
Distribution	10.5		13.9
Total Revenue, Net	$68.5		$77.5

Cost of Goods Sold	$6.5		$8.7
Marketing and Selling	20.3		20.2
Distribution and Circulation	19.2		21.2
General and Administrative Expenses	11.0		14.5
Total Operating Expenses	$57.0		$64.6

Adjusted Earnings before Interest, Taxes, Depreciation, Amortization
and Other Credits (Charges) (B) (Adjusted EBITDA) (C)	$11.5		$12.9

Depreciation and Amortization of Property and Equipment	(3.5)		(3.3)
Amortization of Intangible Assets	(0.6)		(0.8)
Non-Cash Compensation	(0.5)		-
Provision for Restructuring Costs	(4.3)		(0.5)
Interest Expense	(4.3)		(5.0)
Amortization of Deferred Financing Costs	(0.2)		(0.3)
Other Income, Net	2.1		0.2
Income Before Provision for Income Taxes	0.2		3.2

Provision for Income Taxes	(0.5)		(1.0)

(Loss) Income from Continuing Operations	(0.3)		2.2

Discontinued Operations	0.7	(D)	11.4	(D)
Net Income	$0.4		$13.6
Basic and Diluted Earnings (Loss) per Common Share:
Continuing Operations	$(0.01)		$0.05
Discontinued Operations	0.02		0.26
Net Income	$0.01		$0.31

Basic Common Shares Outstanding (weighted-average)	44,119,293		44,171,917

Diluted Common Shares Outstanding (weighted-average)	44,119,293		44,203,993

Capital Expenditures, net	$2.0		$2.8

Balance Sheet Data	At March 31,		At December 31,		At March 31,
	2009		2008		2008

Cash and cash equivalents	$14.4		$31.5		$7.2
Total debt, including current maturities	$252.3		$261.8		$252.1
Common shares outstanding	44,047,691		44,188,550		44,171,917

Reconciliation of Free Cash Flow to Cash Used In Operating Activities

	Three Months Ended March 31,
	2009	2008

Net cash used in operating activities	$(3.6)	$(16.6)

Additions to property and equipment	(2.0)	(2.8)
Capital lease payments	(0.2)	(0.1)

Free Cash Flow (E)	$(5.8)	$(19.5)

Supplemental information:

Cash paid for interest (including interest on capital and restructured leases)	$4.7	$5.0

Cash paid for taxes (net of refunds received)	$(0.0)	$15.5

(A) Slight variations due to rounding.

(B) Other credits (charges) include non-cash compensation and provision for restructuring costs.

(C) Use of the Term Adjusted EBITDA - Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash compensation, provision for restructuring costs and other. The Company believes that adjusted EBITDA provides useful information to investors because it is an integral part of the Company’s internal evaluation of operating performance. These operating performance results are used by the Company’s chief operating decision maker to make decisions about resource allocation and to assess performance.

Adjusted EBITDA is not intended to be, and should not be considered as, an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate adjusted EBITDA in an identical manner, and, therefore, it is not necessarily comparable between companies.

(D) For the three months ended March 31, 2009, the Company recognized an estimated tax benefit of $0.2 million in discontinued operations. For the three months ended March 31, 2008, the Company recognized an estimated tax benefit of $11.3 million in discontinued operations, primarily as a result of its ability to carry back a projected 2008 net operating loss (for tax purposes) against taxes paid on a portion of the 2007 gain on divestures of certain subsidiaries.

(E) Use of the Term Free Cash Flow - Free cash flow is defined as net cash provided by (used in) operating activities, adjusted for additions to property and equipment, and capital lease payments. Discontinued operations are included until sold or shut down.

The Company believes that the use of free cash flow enables the Company’s chief operating decision maker to make decisions based on the Company’s cash resources. The Company believes that free cash flow provides useful information to investors as it is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt, make strategic investments and pay dividends.

Free cash flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America. Free cash flow, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define free cash flow in an identical manner, and, therefore, it is not necessarily comparable between companies.